UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2011

GLYECO, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30396	45-4030261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-196 Phoenix, Arizona		85044
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A
(Former name or former address, if changed since last report.)

With a copy to:
The Sourlis Law Firm

Philip Magri
The Courts of Red Bank
130 Maple Avenue, Suite 9B2
Red Bank, New Jersey 07701
Direct Dial: (954) 303-8027
T: (732) 530-9007
F: (732) 530-9008
Philmagri@SourlisLaw.com
www.SourlisLaw.com

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2011, GlyEco, Inc., a Nevada corporation (the “Company”), entered into that certain Asset Purchase Agreement, dated December 16, 2011 (the “Agreement”), by and among Recycool, Inc., a Minnesota corporation (“Recycool”), the Selling Principals (as defined in the Agreement), and GlyEco Acquisition Corp #1, an Arizona corporation and wholly-owned subsidiary of the Company (the “Acquisition Sub”).

A copy of the Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.  Terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Recycool operates a business located in Minneapolis, Minnesota, relating to processing used glycol streams, primarily used antifreeze, and selling glycol as remanufactured product, including the collection and distribution businesses relating thereto.

Pursuant to the Agreement, and with the exception of the Excluded Assets, Recycool has agreed to sell to Acquisition Sub the business and all of the assets and properties of Recycool in consideration for an aggregate purchase price of $525,000 (the “Purchase Price”) comprised of (subject to adjustment as provided in the Agreement) an aggregate of 525,000 restricted shares of common stock of the Company (the “Shares”).  The Shares will be deemed to be “restricted” under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and certificates evidencing the Shares shall bear a restrictive Securities Act legend.

At the Closing, the Company has agreed to issue to Recycool an aggregate of 417,500 of the Shares registered in the name of the Selling Principals. The Company will hold back the remaining 107,500 Shares  (the “Hold Back Shares”) which will be held and disbursed based on (1) the Net Working Capital (defined in the Agreement as the sum of the line items of the cash and accounts, minus the sum of the current liabilities and current position of the long-term debt as set forth in Recycool’s Financial Statements as of the Closing Date (the “Closing Financial Statements”)), as described in Section 3.2.B.1 and (2) the one year hold back provision used to secure the indemnification obligations of the Seller and Selling Principals, as described in Section 3.2.B.2.

Within 15 days following the Closing, the Company will prepare and deliver to Recycool and the Selling Principals the Closing Financial Statement to be dated as of the Closing Date. Buyer will then determine the Net Working Capital as of the Closing Date based upon the Closing Financial Statements, which will be calculated based upon U.S. generally accepted accounting principles (GAAP), and will be determined in good faith by the Company’s Chief Financial Officer.

Upon the Company’s verification that Recycool’s Net Working Capital is $55,000 (at least $10,000 of which is cash) at Closing, the Company will release 55,000 of the Hold Back Shares within 15 business days of such verification. If Net Working Capital exceeds $55,000 at the Closing, the Company will remit such excess amount to Recycool. If Net Working capital is less than $55,000 at the Closing, then the Purchase Price payable at Closing will be decreased by the amount that Net Working Capital is less than $55,000. The Parties may negotiate for other unencumbered assets such as Inventory to account for a portion of the Net Working Capital.

The Company will retain 52,500 of the Hold Back Shares  until the first anniversary of the Closing Date to secure the obligations, representations and warranties, and indemnification obligations of Recycool and Selling Principals under the Agreement and the Ancillary Documents (as defined in the Agreement), and will be subject to offset in connection with any such obligations, representations and warranties, and indemnification obligations of Recycool and Selling Principals under this Agreement and the Ancillary Documents.

Pursuant to the Agreement the “Closing Date” or “Closing” will occur on January 2, 2012, effective as of January 1, 2012, or on such later date when all conditions under the Agreement are satisfied in full.  The consummation of the Agreement is subject to the satisfaction or waiver of customary representations and warranties of Recycool, the Selling Principals and Acquisition Sub.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.:	Description:
10.1
Asset Purchase Agreement, dated December 16, 2011, by and among Recycool, Inc., a Minnesota corporation, Marty Rosauer, Kurt Rosauer, Dennis Scott, GlyEco Acquisition Corp #1, an Arizona corporation and wholly-owned subsidiary of GlyEco, Inc., a Nevada corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: December 21, 2011	By:	/s/ John Lorenz
John Lorenz President and Chief Executive Officer, Director (Principal Executive Officer)